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                                                                    EXHIBIT 11.1

                            TICKETMASTER GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)
                                  (UNAUDITED)

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
                                             THREE MONTHS ENDED JULY
                                                       31,                SIX MONTHS ENDED JULY 31,
                                            -------------------------     -------------------------
                                               1996           1997           1996           1997
                                            ----------     ----------     ----------     ----------
Weighted average number of common shares
  outstanding.............................  15,310,405     25,855,246     15,310,405     25,669,324
Common Stock equivalents from outstanding
  stock options...........................         n/a         92,740            n/a            116
                                            ----------     ----------     ----------     ----------
                                            15,310,405     25,947,986     15,310,405     25,669,440
                                            ==========     ==========     ==========     ==========
Net income (loss).........................  $     (439)    $    1,979     $   (2,418)    $    3,860
                                            ==========     ==========     ==========     ==========
Net income (loss) per share...............  $    (0.03)    $     0.08     $    (0.16)    $     0.15
                                            ==========     ==========     ==========     ==========
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